Resources Connection, Inc. Reports Second Quarter Results for Fiscal 2011

- Revenues increase 14.0% quarter over quarter and 12.0% sequentially

- Second quarter adjusted EBITDA increases to $14.6 million, or 10.5% of revenue.

- Year-over-year gross margin improves to 39.5%

- Company reports second quarter earnings per share of $0.38, including $0.30 per share impact of contingent consideration adjustment partially offset by a ($0.01) per share charge related to establishment of tax valuation allowances

IRVINE, Calif., Jan. 5, 2011 /PRNewswire/ -- Resources Connection, Inc. (Nasdaq: RECN), a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals ("Resources") – accomplished professionals in accounting and finance, risk management and internal audit, corporate advisory and strategic communications, information management, human capital, supply chain management and legal services, today announced financial results for its fiscal second quarter ended November 27, 2010.

Total revenue for the second quarter of fiscal 2011 was $138.5 million, up 14.0% on a quarter-over-quarter basis and 12.0% on a sequential quarter basis. Revenues in the U.S. were up 16.2% quarter-over-quarter and 6.4% sequentially.  International revenues improved 8.5% quarter-over-quarter and 31.2% sequentially (10.3% quarter-over-quarter and 23.8% sequentially on a constant dollar basis).

The Company's pre-tax income for the second quarter was $32.6 million, including a non-cash adjustment of $23.7 million related to the reduction of the estimated fair value of contingent consideration related to the Sitrick Brincko Group acquisition. Accounting standards require the Company to record increases or decreases in the estimated fair value of contingent consideration to earnings. Due to the inherent difficulties in projecting the future operating results of the episodic Sitrick Brincko business, the Company anticipates the estimated fair value of the Sitrick Brincko contingent consideration will continue to change in future periods, and future changes could materially impact our operating results.

The Company's net income for the second quarter ended November 27, 2010, was $17.5 million, or $0.38 per diluted share, which includes the after tax impact of the adjustment of the estimated fair value of contingent consideration expense of $14.0 million or $0.30 per share, partially offset by a $0.01 per share charge related to newly established tax valuation allowances.  This compares with a net loss for the second quarter ended November 28, 2009 of $1.9 million, or $0.04 per diluted share.

Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock based compensation and contingent consideration adjustment) was $14.6 million and $5.6 million, for the second quarter of fiscal 2011 and fiscal 2010, respectively.  Cash flow from operations was $4.0 million and $5.1 million for the second quarter of fiscal 2011 and fiscal 2010, respectively.

Gross margin was 39.5% in the second quarter of fiscal 2011, up 140 basis points from 38.1% in the comparable period of fiscal 2010 but down slightly from the fiscal 2011 first quarter's 39.8%.  Selling, general and administrative expenses for the second quarter of fiscal 2011 were $42.7 million, up as anticipated from the first quarter of fiscal 2011 amount of $40.9 million.

"Our revenue increase for the quarter is especially gratifying in that it reflects solid contributions from all of our geographies," said Tony Cherbak, chief operating officer. "In addition to the consistent growth in U.S. revenue, our international offices accounted for 27% of consolidated revenue during the quarter."

The Company's revenue for the six months ended November 27, 2010 was $262.2 million compared with $239.8 million for the six months ended November 28, 2009.  The Company's net income for the six months ended November 27, 2010 was $18.7 million, or $0.40 per diluted share (including the after tax impact of the adjustment of the estimated fair value of contingent consideration expense of $14.0 million or $0.30 per share), compared with a net loss of $9.1 million, or $0.20 per diluted share, for the six months ended November 28, 2009.

During the second quarter of fiscal 2011, the Company purchased 79,000 shares of common stock for $1.3 million.  On December 22, 2010, the Company paid $1.8 million to shareholders, representing its regular quarterly dividend of $0.04 per share.

"The results of the second quarter reflect the strength of our business as we enter 2011," said Don Murray chief executive officer. "Sitrick Brincko continues to give Resources greater skills in corporate advisory services than we previously possessed and contributed $8.9 million to EBITDA over the last twelve months, representing 33.8% of Sitrick Brincko's revenue. We are committed to the long term strategy underlying the Sitrick Brincko acquisition."

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – finance and accounting, information management, internal audit, corporate advisory and strategic communications, human capital, legal services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,900 professionals, annually serving 1,800 clients around the world from more than 80 practice offices.

Headquartered in Irvine, California, Resources Global has served 83 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

Resources will hold a conference call for interested analysts and investors at 5:00 p.m., ET today, January 5, 2011.  This conference call will be available for listening via a webcast on the Company's website: http://www.resourcesglobal.com.

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "remain," "should," or "will" or the negative of these terms or other comparable terminology.  In this press release, such statements include the Company's commitment to the long term strategy underlying the Sitrick Brincko acquisition. Such statements and all phases of Resources Connection's operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K and our other public filings made with the Securities and Exchange Commission (File No. 0-32113).  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Resources Connection's, and its industry's, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  The Company undertakes no obligation to update the forward-looking statements in this press release.

RESOURCES CONNECTION, INC. STATEMENT OF OPERATIONS (in thousands, except per share amounts)
	Quarter Ended		Six Months Ended

	November 27, 2010	November 28, 2009	November 27, 2010	November 28, 2009

	(unaudited)		(unaudited)
Revenue	$138,534	$121,526	$262,242	$239,789
Direct costs of services	83,787	75,172	158,210	148,296
Gross profit	54,747	46,354	104,032	91,493
Selling, general and administrative expenses (1)	42,732	44,243	83,607	95,880
Contingent consideration adjustment (2)	(23,700)	-	(22,413)	-
Operating income (loss) before amortization and depreciation (1), (2)	35,715	2,111	42,838	(4,387)
Amortization of intangible assets	1,310	438	2,600	831
Depreciation expense	1,870	2,171	3,715	4,371
Operating income (loss) (1), (2)	32,535	(498)	36,523	(9,589)
Interest income	(114)	(167)	(242)	(346)
Income (loss) before provision for income taxes (1), (2)	32,649	(331)	36,765	(9,243)
Provision (benefit) for income taxes (3)	15,178	1,581	18,064	(145)
Net income (loss) (1), (2), (3)	$17,471	$(1,912)	$18,701	$(9,098)
Basic net income (loss) per share	$0.38	$(0.04)	$0.41	$(0.20)
Diluted net income (loss) per share	$0.38	$(0.04)	$0.40	$(0.20)
Basic shares	46,048	45,540	46,156	45,420
Diluted shares	46,283	45,540	46,347	45,420

EXPLANATORY NOTES

  Selling, general and administrative expenses ("SG&A") include $2.6 million and $3.5 million for the three months ended November 27, 2010 and November 28, 2009, respectively, related to non-cash compensation expense for all employee stock option grants and employee stock purchases.  The three months ended November 28, 2009 also includes approximately $600,000 in costs related to the November 20, 2009 acquisition of Sitrick Brincko Group and the six months ended November 28, 2009 includes $7.0 million of expenses related to the resignation of two senior executives during the period, including the acceleration of recognition of compensation expense for employee stock option grants of $2.2 million.  SG&A for the six months ended November 27, 2010 and November 28, 2009 includes $5.3 million and $7.2 million, respectively, related to non-cash compensation for all employee stock option grants and employee stock purchases.
  Contingent consideration expense for the three and six months ended November 27, 2010 is a favorable adjustment of approximately $23.7 million and $22.4 million, respectively, in recognition of the change in the fair value of the contingent consideration liability associated with the acquisition of the Sitrick Brincko Group in November 2009. This adjustment is a reduction in the anticipated contingent consideration payable in November 2013.  As required by accounting rules for acquisitions that include earn-out provisions, the Company periodically assesses the likely fair value to be paid at the earn-out date.  The Sitrick Brincko Group earn-out is based upon an annual assessment of actual EBITDA of the Sitrick Brincko Group and an updated assessment of various probability weighted projected EBITDA scenarios over the remaining three years of the earn-out period.  Until the earn-out payment is certain at the end of the earn-out period, this periodic adjustment is a non-cash change in the results of operations and can materially impact operating results.  An increase in the earn-out expected to be paid will result in a charge to operations in the quarter that the anticipated fair value of contingent consideration increases, while a decrease in the earn-out expected to be paid will result in a credit to operations in the quarter that the anticipated fair value of contingent consideration decreases. Based upon the first year actual results and an updated probability weighted assessment of various projected EBITDA scenarios of the Sitrick Brincko Group for the three years remaining in the earn-out period, the Company estimated the current fair value of the contingent consideration to be $46.2 million, representing a decrease of $23.7 million from the Company's previous estimate.
  The Company's effective tax rate was 46.5% and (478.0%) for the three months ended November 27, 2010 and November 28, 2009, respectively.  The Company's effective tax rate was 49.1% and a benefit of 1.6% for the six months ended November 27, 2010 and November 28, 2009, respectively.  For all fiscal periods presented, the accounting treatment under generally accepted accounting principles ("GAAP") for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company's effective tax rate.  For the three months ended November 27, 2010, the Company established valuation allowances against deferred tax assets in certain foreign locations of $769,000.  In addition, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions.

RESOURCES CONNECTION, INC. Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands, except Adjusted EBITDA Margin)
	Quarter Ended		Six Months Ended

	November 27, 2010	November 28, 2009	November 27, 2010	November 28, 2009

	(unaudited)		(unaudited)
Net income (loss)	$ 17,471	$ (1,912)	$ 18,701	$ (9,098)
Adjustments:
Amortization of intangible assets	1,310	438	2,600	831
Depreciation expense	1,870	2,171	3,715	4,371
Interest income	(114)	(167)	(242)	(346)
Provision (benefit) for income taxes	15,178	1,581	18,064	(145)
EBITDA	35,715	2,111	42,838	(4,387)
Stock-based compensation expense	2,589	3,529	5,269	9,424
Contingent consideration adjustment	(23,700)	--	(22,413)	--
Adjusted EBITDA	$14,604	$5,640	$25,694	$5,037
Revenue	$138,534	$121,526	$262,242	$239,789
Adjusted EBITDA Margin	10.5%	4.6%	9.8%	2.1%

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance.  A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Adjusted EBITDA, a non-GAAP financial measure, is calculated as net income (loss) before amortization of intangible assets, depreciation expense, interest income, income taxes, stock-based compensation expense and fair value adjustments to contingent consideration.  Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue.  We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the performance of our Company.  Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity.  These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC. SELECTED BALANCE SHEET INFORMATION (in thousands)
	November 27, 2010	May 29, 2010
	(unaudited)
Cash, cash equivalents and short-term investments	$146,674	$140,905
Accounts receivable, less allowances	$ 80,262	$73,936
Total assets	$472,161	$473,200
Current liabilities	$ 58,738	$ 57,749
Total stockholders' equity	$373,807	$353,241

CONTACT:  Media, Michael Sitrick, CEO of Sitrick Brincko Group, US, +1-310-788-2850, mike_sitrick@sitrick.com, or Analysts, Nate Franke, Chief Financial Officer of Resources Global Professionals, US, +1-714-430-6500, nate.franke@resources-us.com